Exhibit 99.1

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 400		(503) 946-4855
Portland, OR 97239
Telephone (503) 946-4800	Web Site:	http://www.precast.com

PRECISION CASTPARTS CORP. BROADENS FORGED PRODUCTS

CAPABILITIES WITH ACQUISITION OF CARLTON FORGE WORKS

PORTLAND, Oregon – August 26, 2009 – Precision Castparts Corp. (NYSE:PCP) has agreed to acquire Carlton Forge Works (Carlton) and related entities for $850 million.

Carlton, a leading manufacturer of seamless rolled rings for critical aerospace applications, offers nickel, titanium, and steel rolled rings across the widest range of product sizes in the industry. Seamless rolled rings are primarily utilized in aircraft engine and gas turbine applications. Founded in 1929, Carlton operates one facility in Paramount, California.

“Carlton is a critical strategic asset that we have aggressively pursued for several years,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Ring rolling has been a distinct gap in our product portfolio, and Carlton, the technology leader in that market, will enable us to provide a full range of products to our engine customers. Carlton has also been very successful in building its market positions on all major programs currently in development, including the Boeing 787 and Airbus XWB.

“Carlton significantly broadens our forging capabilities, and, with our combined strengths, we can attack markets that we haven’t been able to penetrate individually,” Donegan continued. “Our Wyman-Gordon forging operations will share best practices with Carlton, and we can bring Special Metals’ and Caledonian’s strengths to bear in significantly reducing Carlton’s material cost structure. In addition, with seven other PCC manufacturing operations in southern California, we will be able to leverage our growing economies of scale in that region.”

As part of the transaction, PCC will also acquire Arcturus Manufacturing Corporation (Arcturus), a hammer forging operation in Oxnard, California.

The cash acquisitions of Carlton and Arcturus, both of which will be treated as acquisitions of assets for tax purposes, will be immediately accretive to earnings. Subject to regulatory approvals, the acquisitions are expected to be completed during the third quarter of fiscal 2010, after which their results will be reported as part of the Forged Products segment.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, and other general industrial markets and supplies metal alloys and other materials to the casting and forging industries.

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; demand, timing and market acceptance of new commercial and military programs; the availability and cost of energy, materials, supplies, and insurance; and the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at GlobeNewswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com.